EXHIBIT 99.1
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Press Release                                     Source: STAAR Surgical Company

STAAR Surgical Reports Second Quarter 2003 Results


Thursday July 31, 4:04 pm ET


International  ICL(R)  Sales Up 38% in Second  Quarter  Gross  Profit  Margins
Improve  for  Fifth  Consecutive   Quarter  Company  Devotes   Additional  R&D
Resources to ICL

MONROVIA, Calif., July 31 /PRNewswire-FirstCall/ -- STAAR Surgical Company (Nasdaq: STAA - News), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its second quarter which ended July 4, 2003.

Total product sales for the quarter were 12,950,000 up 8% from the comparable period one year ago. Total revenue for the quarter was $12,951,000 up 7% from $12,088,000 reported in the same period one year ago. The difference between total revenue and product sales are royalties generated from previously licensed technology that terminated as of March 31, 2003.

Gross margins improved for the fifth consecutive quarter and continued to be above 54% which compared favorably with the 49.8% reported in the same period one year ago. Comparable operating expenses (which exclude charges related to subsidiary closures during the second quarter of 2002) increased by 3% to $8,013,000 million, compared with the same period one year ago and reflect a 41% increase in spending for research and development as well as increased costs related to clinical and regulatory activities. However, general and administrative expenses were down 3.5% in the quarter from second quarter 2002 levels primarily as a result of a decrease in legal fees and other professional services.

Net loss for the quarter was $1,115,000, or $0.06 per share. This compares with a net loss of $3,909,000 million, or $0.23 per share during the same period one year ago. During the second quarter of 2002, the Company incurred a $1,225,000 charge in conjunction with subsidiary closures that were primarily related to the recognition of deferred losses resulting from the translation of foreign currency statements in U.S. dollars. Without the charge, net loss for the second quarter of 2002 would have been $2,684,000 or $0.16 per share.

For the six-month period ended July 4, 2003, total sales were $25,729,000, up 9% from the comparable six-month period of 2002. Total revenues for the same six-month period of 2003 increased 8 % from the same period of 2002. Net loss per share for the six-month period ended July 4, 2003 was $0.10, an improvement from the net loss of $0.29 per share reported during same period for last year. Without the costs related to the subsidiary closures, net loss for the six-month period ended June 28, 2002 would have been a loss of $0.27 per share.

"During the second quarter, international sales remained strong, particularly with the ICL," said David Bailey, President and CEO of STAAR Surgical. "Total international sales were up 19% from the second quarter of last year and were led by a 38% increase in ICL sales. International ICL sales were also impacted favorably by an increase in Toric ICL sales. In addition, year to date ICL sales also improved with revenues up 42% from the same period last year.

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"The U.S. market continued to be challenging during the quarter,"  continued Mr.
Bailey. "Despite a 3% decline in U.S. sales as compared to the second quarter of 2002, we were encouraged that sales were actually up 3% sequentially and further, that the second quarter year-over-year comparison was more favorable than the yearly comparison for the first quarter of 2003, when U.S. sales declined 6%. We continue to generate operating efficiencies, which led to our fifth consecutive quarter of gross profit margin improvements and we believe we are well positioned to capitalize on a recovery in the U.S. IOL market.

"Once again, unit sales of our specialty Toric and Collamer one-piece lenses in the U.S. grew during the quarter. In fact, growth in unit sales of the Collamer one-piece lenses have accelerated both sequentially and year over year. In addition we are working on the introduction of an improved injector system for the three-piece Collamer lens that we believe will eventually help us grow market share in the U.S.," he said.

"ICL development continues to reach and surpass milestones," Mr. Bailey continued. "Obviously, the biggest news of the quarter was the FDA's acceptance of our ICL PMA with an expedited review status. We believe we are on track with the timeline that we outlined for shareholders during the first quarter, and would expect to be included on a panel this year with a target of commercializing the ICL in the U.S. early in 2004.

"We also continued to gain additional mindshare among the scientific and medical communities with the publication of two significant articles based on two different studies. Among other findings, the articles highlighted the efficacy, safety, predictability and overall better image quality that the ICL offers compared with LASIK. Another important outcome of one of the studies was the creation of a mathematical model whereby doctors and patients will now be able to generate an actual image that will pictorially illustrate the superior image quality that the ICL offers over LASIK. We believe that image quality is a key component of postoperative patient satisfaction and will encourage patients to choose ICL as their vision correction procedure."

During the second quarter, the Company completed a private placement transaction to sell 1,000,000 shares of newly issued common stock and collected approximately $830,000 for the repayment of notes and loan obligations of a former officer and director of the Company. The Company also recently announced that early in the third quarter of 2003 it had additionally collected approximately $2,300,000 for the repayment of notes and loan obligations of another former officer and director of the Company. Over the past year, STAAR has secured the repayment of about $5.2 million of a total of $7.2 million in loans to former officers and directors. $3.1 million was received in cash and the remaining $2.1 million was settled through the return of shares of the Company's common stock.

As part of their review of historical financial reporting, STAAR's new auditors, McGladrey & Pullen, LLP, are evaluating the past accounting treatment of the notes, including prior reserves taken against income in 2000 and 2001 totaling $3.6 million, and the treatment of certain interest on the notes. At present, the results of this evaluation are unknown. The final determination could result in no changes, or it could affect the timing of past accruals, or result in non-cash charges, and corresponding credits, to various items on STAAR's balance sheet or income statement for current or historical periods, including the financial data reported by STAAR today. STAAR is currently consulting on these

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issues with McGladrey & Pullen,  LLP and with BDO Seidman,  LLP,  STAAR's former auditors, who advised STAAR in the original accounting treatment of the officer and director notes. Any changes that might be made in accounting treatment will not affect the availability of the cash received on repayment of the notes for STAAR's working capital and general corporate needs.

STAAR exited the second quarter with approximately $8,414,000 in cash and cash equivalents on its balance sheet compared with $1,009,000 at the end of the fourth quarter of 2002. STAAR had $3,062,589 in debt at the end of the second quarter.

Looking ahead, Mr. Bailey offered the following outlook for the full year 2003. "We believe we will continue to generate double-digit sales growth in international markets while the U.S. market will remain a challenge until we bring to market, perhaps late in the third quarter, our state of the art injector system for the three-piece collamer IOL product. We believe our new injector system will begin to meaningfully impact IOL sales starting in the beginning of 2004. Overall, we believe we can achieve sales growth in the high single digits to low double digits for the full year compared to 2002. We will continue to remain vigilant about expenses, but with the accelerated regulatory review progress on the ICL for the U.S. market, we will ramp up sales and marketing expenses over the next two quarters in anticipation of a robust 2004 launch for the product. As a result, we now expect operating profitability during the first half of next year, assuming a 2004 U.S. launch of the ICL."

Conference Call

The Company will host a conference call and webcast today Thursday, July 31, 2003 at 4:30 p.m. Eastern Time to discuss second quarter results and current corporate developments. The dial in number for the conference call is 800-257-1836 for domestic participants and 303-262-2140 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 11:59 p.m. Eastern Time on Friday, August 1, 2003 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 544651#. To access the live webcast of the call, go to STAAR Surgical's website at www.staar.com and select Investors/Media then go to the Calendar of Events. An archived webcast will also be available at www.staar.com until the release of the Company's third quarter 10-Q.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the Implantable Contact Lens(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma.

About the STAAR Surgical's ICL

STAAR Surgical's ICL is a phakic refractive lens that is currently under FDA review for approval in the U.S. The current submission is for the correction of myopia, or near-sightedness, in the range of -3.0D to -20.0D. The Company is presently enrolling candidates in the clinical trial for the hyperopic ICL for

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the  correction  of  far-sightedness,  as well as the Toric ICL,  which  reduces myopia combined with astigmatism.

The ICL Pre-Market Approval Application (PMA) has been accepted for substantive review by the U.S. Food and Drug Administration (FDA) and has been granted an expedited review status. The official filing date for the ICL PMA was May 8, 2003.

STAAR's ICL has received the CE Mark approving use in the countries of the European Union, is approved for sale in 37 countries and has been implanted in more than 30,000 eyes worldwide. If granted approval by the FDA, STAAR will be allowed to market the ICL in the United States for the reduction of near-sightedness.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, sales, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation and does not intend to update these forward-looking statements.

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                             STAAR Surgical Company
                 Condensed Consolidated Statements of Income
                      (In 000's except for per share data)
                                    Unaudited

                             Three Months Ended        Six Months Ended
                            July 4,     June 28,     July 4,     June 28,
                              2003        2002         2003        2002

    Sales                   $12,950     $12,008      $25,729     $23,639
    Royalties                     1          80           48         180
      Total revenues         12,951      12,088       25,777      23,819

      Total cost of
       goods sold             5,895       6,064       11,742      12,083

    Gross profit              7,056       6,024       14,035      11,736

      General and
       administrative         2,218       2,298        4,504       4,699
      Marketing
       and selling            4,421       4,500        8,582       8,502
      Research and
       development            1,374         977        2,551       2,054
      Other charges               0       1,225            0       1,225

        Total selling,
         general and
         administrative
         expenses:            8,013       9,000       15,637      16,480

    Operating loss            (957)     (2,976)      (1,602)     (4,744)

    Total other expense         180       (575)          425       (694)

    Loss before
     income taxes             (777)     (3,551)      (1,177)     (5,438)

    Income tax provision
     (benefit)                  315         304          644       (627)

    Minority interest            23          54           42          95

    Net loss               ($1,115)    ($3,909)     ($1,863)    ($4,906)

    Net loss per share      ($0.06)     ($0.23)      ($0.10)     ($0.29)


    Weighted average
     shares outstanding      18,112      17,163       18,228      17,161


    Proforma Loss Per Share

    Net loss per share     $(1,115)    $(3,909)     $(1,863)    $(4,906)

    Other charges                --       1,225           --       1,225
    Income tax benefit           --          --          ---       (958)

    Proforma loss
     per share             $(1,115)    $(2,684)     $(1,863)    $(4,639)

    Proforma net loss
     per share              $(0.06)     $(0.16)      $(0.10)     $(0.27)

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                             STAAR Surgical Company
                      Condensed Consolidated Balance Sheet
                                   (in 000's)


                                                   July 4,       January 3,
                                                    2003           2003
                                                  Unaudited       Audited

    Cash and cash equivalents                      $8,414         $1,009
    Accounts receivable, net                        6,932          5,992
    Inventories, net                               11,874         11,761
    Prepaids, deposits, and other current assets    2,586          2,958
    Deferred income tax                                --             --
      Total current assets                         29,806         21,720
    Investment in joint venture                       461            462
    Property, plant, and equipment, net             6,682          7,438
    Patents and licenses, net                       8,566          9,038
    Goodwill, net                                   6,427          6,427
    Deferred income tax                                --             --
    Other assets                                      174            280
      Total assets                                $52,116        $45,365

    Notes payable                                  $3,063         $5,845
    Accounts payable                                4,439          4,394
    Other current liabilities                       4,799          4,386
      Total current liabilities                    12,301         14,625
    Other-long term liabilities                        86             89
      Total liabilities                            12,387         14,714
    Minority interest                                 162            100
      Stockholders' equity - net                   39,567         30,551
      Total liabilities and equity                $52,116        $45,365

CONTACT:  Investors,  Douglas  Sherk,   +1-415-659-2285,   or  Jennifer  Cohn,
+1-415-659-2289,  or Media, Sheryl Seapy,  +1-949-640-4515,  all of EVC Group,
for STAAR Surgical Company.

Source: STAAR Surgical Company


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